Exhibit 10.34

Amendment No. 1 to Consulting Agreement

This Amendment No. 1 (the “Amendment”), effective as of September 1, 2023, amends certain provisions of the Consulting Agreement dated March 31, 2023 (the “Agreement”), between Artiva Biotherapeutics, Inc. (“Company”), having its principal place of business at 5505 Morehouse Drive, Suite 100, San Diego, CA 92121 and Peter Flynn (“Consultant”).

WHEREAS, Company and Consultant find it in their respective interests to amend the provisions of the Agreement.

NOW THEREFORE, pursuant to such provision and for consideration duly given, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1.	Except as expressly amended hereby, the Agreement shall continue to remain in full force and effect in accordance with its terms.

2.	Section 6.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“6.5 Noncompetition. In order to protect Company’s Confidential Information, Consultant agrees that during the term of this Agreement, Consultant shall not manage, operate, join, control or participate in the ownership, management, operation or control of, or is connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, partner or otherwise, whether for compensation or not, any entity that engages in Company’s Business (as defined below); provided that, notwithstanding the foregoing, Consultant may provide consulting services to GC Cell Corporation and its Affiliates that (i) is not related to any technology licensed by Artiva from GC Cell Corporation or (ii) if related to any technology licensed by Artiva from GC Cell Corporation, is not adverse in interest to Company (including adversely in any negotiations between Artiva and GC Cell Corporation), as approved in advance by Company in writing, in each case of (i) and (ii) as long as Consultant continues to be in compliance of Section 4 hereof in the provision of such services. This provision does not require Consultant to liquidate any investments he may have as of the Effective Date, and does not prohibit Consultant (x) from being a passive investor of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation; or (y) from joining a separate division of an entity or business, even if another division of such entity or business engages in Company’s Business, provided that Consultant does not (i) perform any services for such other division, or (ii) provide any formal or informal advice or guidance to such other division. “Company’s Business” means the research, development, manufacturing, production, marketing or sale of cellular immunotherapies (i) utilizing natural killer cells, or (ii) a non-NK cytotoxic cell therapy being developed for lymphomas (including Hodgkin’s and non-Hodgkin’s lymphoma) or autoimmunity indications.”

Amendment No. 1 – Consulting Agreement (Peter Flynn)

3.

This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. The Parties agree that signatures transmitted by electronic means (e.g. facsimile or a scanned version of the executed agreement in PDF format attached to an e-mail) shall bind the Parties. This Amendment is otherwise governed by the terms and conditions of the Original Agreement, except as amended hereby.

[Signature Page Follows]

Amendment No. 1 – Consulting Agreement (Peter Flynn)

IN WITNESS WHEREOF, each of the undersigned parties have had this Amendment executed by its duly authorized representatives.

ARTIVA BIOTHERAPEUTICS, INC.		PETER FLYNN

By:	/s/ Jennifer Bush	/s/ Peter Flynn
Peter Flynn

Printed Name:	Jennifer Bush

Title:	EVP, Chief Legal & People Officer

Email:	legal@artivabio.com

Amendment No. 1 – Consulting Agreement (Peter Flynn)